Exhibit 10.34

August 7, 2006

Ms. Leigh Hennen

Dear Leigh:

I am pleased to offer you an opportunity to join Syniverse Technologies as its new Chief Human Resources Officer effective August 15, 2006, reporting directly to me. In this position you will receive an annual base salary of $185,000, payable bi-weekly. In addition to your annual base salary, you will have an opportunity to earn a cash bonus each year, commencing with calendar year 2006, as determined by the Compensation Committee, with a target annual bonus equal to fifty percent (50%) of your base salary based upon the achievement with respect to any calendar year of performance objectives as approved by the Compensation Committee, . Your bonus for performance in 2006 will be prorated based on the number of months you are employed with Syniverse in 2006. Upon joining Syniverse you will receive a check for $125,000 for relocation expenses, and a grant of 20,000 stock options annually for each of the next five years you are employed with Syniverse for a total of 100,000 stock options. The initial 20,000 stock options will be granted on your start date at the strike price at close of the market on that date. On your start date you will also receive 25,000 shares of restricted stock which vests in equal amounts (20%) annually over five years. The stock options and restricted stock are subject to the terms and conditions of the stock option agreement and restricted stock agreement you will be required to sign

You and your eligible dependents will be eligible for participation in Syniverse’s group health, dental and life insurance programs, voluntary life, short and long term disability and 401K effective the first of the month after the month of hire. As the Chief Human Resources Officer you will be eligible for twenty days paid time off annually, prorated in 2006. You are also eligible for all Company paid holidays.

All Syniverse employees are required to comply with the provisions of the Immigration Reform and Control Act upon their date of hire. Additionally, all Syniverse employees are required to complete a pre-employment drug screening. Our Human Resources staff will make arrangements for this test directly with you. Employment at Syniverse is at-will and either one of us could terminate employment at any time with notice, again subject to the terms and conditions of the Stock Option and Restricted Stock Agreements you will be asked to sign.

If your employment is terminated by Syniverse without cause you will receive the continuation of your annual base salary, as severance, payable in accordance with the Company’s general payroll practices (in effect from time to time) for a period commencing on the date of termination and ending 12 (twelve) months from the date of termination.

Syniverse Technologies | 8125 Highwoods Palm Way Tampa, FL USA 33647 | www.syniverse.com

Leigh, I am especially pleased to offer you this leadership position within Syniverse. I look forward to your favorable reply or hearing from you with any questions you may have concerning our offer or the assignment. Please feel free to contact me.

Sincerely,

Tony G. Holcombe

Chief Executive Officer

TGH/RG/pt

Syniverse Technologies | 8125 Highwoods Palm Way Tampa, FL USA 33647 | www.syniverse.com